Exhibit 99.2

Chiasma Announces Pricing of Underwritten Public Offering of $55.0 Million of Common Stock

Waltham, MA — July 26, 2019 — Chiasma, Inc. (Nasdaq: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced the pricing of its previously announced underwritten public offering of 10,000,000 shares of its common stock at a price to the public of $5.50 per share, before deducting underwriting discounts and commissions and other offering expenses payable by Chiasma. In addition, Chiasma has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. This offering is expected to close on or about July 30, 2019, subject to customary closing conditions.

Piper Jaffray & Co. and Cantor Fitzgerald & Co. are acting as joint book-running managers for the offering. H.C. Wainwright & Co., Roth Capital Partners and Brookline Capital Markets are acting as co-managers for the offering.

Chiasma expects to receive gross proceeds of $55.0 million, before deducting underwriting discounts and estimated offering expenses (without giving effect to any exercise of the underwriters’ option to purchase additional shares). Chiasma intends to use these proceeds primarily for commercialization of MYCAPSSA in the United States, if approved, and for working capital and other general corporate purposes.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-223850), including a base prospectus, filed by Chiasma on March 22, 2018 and declared effective by the Securities and Exchange Commission, or the SEC, on May 3, 2018. The offering was made only by means of a prospectus. A preliminary prospectus supplement and accompanying prospectus related to the offering was filed with the SEC on July 25, 2019 and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. A copy of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from the offices of Piper Jaffray & Co., Attention: Prospectus Department 800, Nicollet Mall, J12S03, Minneapolis, MN 55402; by telephone at (800) 747-3924; or by email at prospectus@pjc.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Chiasma

Chiasma, Inc. (Nasdaq: CHMA) is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In July 2019, Chiasma reported statistically significant data from CHIASMA OPTIMAL, its third Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named MYCAPSSA®, for the maintenance therapy of adult patients with acromegaly in whom prior treatment with somatostatin analogs has been shown to be effective and tolerated. Prior to trial initiation, Chiasma reached agreement with the FDA on the design of the trial through a Special Protocol Assessment. Chiasma is headquartered in Waltham, MA with a wholly-owned subsidiary in Israel. MYCAPSSA, TPE and CHIASMA are registered trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Chiasma’s public offering, future expectations, plans and prospects for Chiasma. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com